Exhibit 99.1

BROADRIDGE REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

NEW YORK, NY – August 22, 2007 – Broadridge Financial Solutions, Inc. (NYSE:BR), a leading global provider of technology-based outsourcing solutions to the financial services industry, today reported financial results for the fourth quarter and fiscal year 2007 that exceeded the high end of its previously announced guidance range. For the fourth quarter of fiscal year 2007, net revenues grew 8% from the previous fourth quarter, with net earnings from continuing operations of $99 million and diluted earnings per share of $0.71. For fiscal year 2007 net revenues grew 11% from the prior year, with net earnings from continuing operations of $197 million and diluted earnings per share of $1.42.

Management believes that certain non-GAAP (generally accepted accounting principles) measures, when presented in conjunction with comparable GAAP measures provide a useful basis for evaluating the Company’s comparative operating performance. These measures should be considered in addition to, and not a substitute for the measures of financial performance prepared in accordance with GAAP. The non-GAAP measures include adjustments for one-time transition expenses related to Broadridge’s recent spin-off from Automatic Data Processing, Inc. (NYSE:ADP), and interest on new debt. A reconciliation of non-GAAP to GAAP measures is available in the accompanying schedules to this release.

For the fourth quarter of fiscal 2007, net revenues grew by 8% over fiscal year 2006 to $774 million driven by internal growth from existing clients and higher revenues related primarily to distribution fees, and to a lesser degree fees related to proxy services in connection with mutual fund and non-annual proxy jobs. Non-GAAP net earnings from continuing operations of $114 million and diluted earnings per share of $0.82 increased 13% and 14%, respectively, compared with the fourth quarter of fiscal 2006.

For fiscal year 2007, net revenues grew by 11% over fiscal year 2006 to $2.14 billion, primarily driven by internal growth and to a lesser degree by net new business. Non-GAAP net earnings from continuing operations of $212 million and diluted earnings per share of $1.53 each increased 18% compared with fiscal year 2006.

Commenting on the results, Richard J. Daly, Chief Executive Officer said, “We are pleased with our fourth quarter and fiscal year 2007 results as they were slightly better than our expectations. The quarter capped an exciting and successful fiscal year. It was a year in which we had solid financial performance, the successful execution of the spin-off from ADP and the effective build-out of the post-spin public company infrastructure.”

Analysis of Fourth Quarter Fiscal Year 2007

In the third quarter of fiscal year 2007, we changed our method of determining intersegment transfer pricing. This change had no impact on our consolidated results. In the business segment discussion below, we compare actual results for fiscal year 2007 to results for fiscal year 2006 that are adjusted to reflect the change in transfer pricing. We believe this provides a more meaningful comparison between current quarter results and prior quarters. A reconciliation to fiscal year 2006 results as reported is attached to this release.

Investor Communication Solutions

Investor Communication Solutions segment net revenues grew to $616 million in the fourth quarter of fiscal year 2007, an increase of 8% compared to fourth quarter of fiscal year 2006, on both an adjusted and as reported basis. The increase was driven primarily by growth in Proxy and Interim Communications services, resulting from higher event-driven proxy activity related to mutual fund and non-annual proxy jobs. Operating margins increased 40 basis points compared to fourth quarter fiscal year 2006, on both an adjusted and as reported basis, as a result of a more favorable business mix associated with internal growth and higher margins earned on distribution fees.

Securities Processing Solutions

Securities Processing Solutions net revenues grew to $128 million in the fourth quarter of fiscal year 2007, an increase of 4% compared to fourth quarter fiscal year 2006, as adjusted, and 1% compared to fourth quarter fiscal year 2006, on an as reported basis. The increase was primarily related to internal growth for equity and fixed income trade processing. Operating margins increased 70 basis points compared to fourth quarter fiscal year 2006, as adjusted, as a result of the inherent operating leverage and scale in the business. Operating margins decreased 40 basis points compared to fourth quarter fiscal year 2006, as reported.

Clearing and Outsourcing Solutions

Clearing and Outsourcing Solutions segment net revenues grew to $26 million in the fourth quarter of fiscal year 2007, an increase of 14% compared to fourth quarter fiscal year 2006, on both an adjusted and as reported basis, primarily from new business across both the clearing services and outsourcing services businesses. Operating losses of $0.6 million for fourth quarter fiscal year 2007 improved by $0.9 million from a loss of $1.5 million in the fourth quarter of fiscal year 2006, as adjusted, and improved by $3.6 million from a loss of $4.2 million, as reported, as a result of operating leverage in the business associated with new clients.

Fiscal Year 2008 Financial Guidance

We are reaffirming the fiscal year 2008 financial guidance provided at the time of our spin-off from ADP at the end of March 2007 and in our fiscal year 2007 third quarter earnings release of (1) 0% - 3% revenue growth, (2) a decrease of 5% - 10% in earnings before interest and taxes, excluding one-time transition expenses (primarily due to the loss of two large clients in fiscal year 2007, as previously reported), (3) margins in the range of 14.6% - 15.0%, and (4) earnings before one-time transition expenses within a range of $1.17 - $1.25 per share, based on weighted average shares outstanding of 141.2 million shares. Mr. Daly commented, “With our fiscal year 2007 fourth quarter behind us, we have a complete view of our prior fiscal year and our requirements to operate as a stand-alone entity as we transition into fiscal year 2008. I am confident about Broadridge’s future and our ability to continue to be a leader in our markets. During our road show we said fiscal year 2008 would be a down year, and beyond fiscal 2008 we would be resuming revenue and earnings growth. I am confident that Broadridge is on that path.”

Non-GAAP Measures

In certain circumstances, results have been presented that are non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such non-GAAP measures provide a useful basis for evaluating the Company’s comparative operating performance. A reconciliation of non-GAAP to GAAP measures is available in the accompanying schedules to this release and on our Company website at http://www.broadridge-ir.com.

Earnings Conference Call

An analyst conference call will be held today, Wednesday, August 22nd at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast at the Broadridge Investor Relations home page at http://www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.0 billion in revenues and more than 40 years of experience, is a leading global provider of technology-based outsourcing solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal 2008 directional view, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: the ability of Broadridge to develop brand recognition and its reputation with its clients and employees following its separation from Automatic Data Processing, Inc. (ADP) in March 2007; Broadridge’s success in obtaining, retaining and selling additional services to clients; the pricing of Broadridge’s products and services; the incurrence of additional costs attributable to Broadridge’s operations as a stand-alone public company; Broadridge’s ability to continue to obtain data center services from its former parent company, ADP, as well as to obtain transitional services from ADP for up to one year from the date of Broadridge’s spin-off from ADP; changes in laws affecting the investor communications services provided by Broadridge; changes in laws regulating registered clearing agencies and broker-dealers; Broadridge’s debt levels and financing costs, including the impact of its credit ratings on such costs; financial market activity; changes in technology; availability of skilled technical employees; the impact of new acquisitions and divestitures; competitive conditions; and overall market and economic conditions. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Marvin Sims

Vice President, Investor Relations

(212) 981-1427

Broadridge Financial Solutions, Inc.

Condensed Consolidated and Combined Statement of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2007	2006	2007	2006
Revenues:
Services revenues	$758.2	$703.8	$2,078.7	$1,876.8
Other	22.1	19.0	84.0	72.7

Total revenues	780.3	722.8	2,162.7	1,949.5
Interest expense from securities operations	6.6	4.7	24.8	16.2

Net revenues	773.7	718.1	2,137.9	1,933.3

Cost of net revenues	537.2	497.7	1,588.1	1,433.0
Selling, general and administrative expenses	67.5	51.8	216.7	195.9
Other (income) expenses, net	10.5	(0.2)	12.3	1.7

	615.2	549.3	1,817.1	1,630.6

Earnings from continuing operations before income taxes	158.5	168.8	320.8	302.7
Provision for income taxes	59.8	68.2	123.7	122.2

Net earnings from continuing operations	98.7	100.6	197.1	180.5
Income (loss) from discontinued operations net of taxes (a)	—	0.1	—	(13.8)

Net earnings	$98.7	$100.7	$197.1	$166.7

(a) Benefit (provision) for income taxes - discontinuing operations	—	(0.1)	—	8.8
Basic earnings per share (EPS):
Basic EPS from continuing operations	$0.71	$0.72	$1.42	$1.30
Basic EPS from discontinued operations	—	—	—	(0.10)

Basic EPS	$0.71	$0.72	$1.42	$1.20

Diluted EPS:
Diluted EPS from continuing operations	$0.71	$0.72	$1.42	$1.30
Diluted EPS from discontinued operations	—	—	—	(0.10)

Diluted EPS	$0.71	$0.72	$1.42	$1.20

Weighted-average shares outstanding:
Basic	138.9	138.8	138.8	138.8
Diluted	139.9	138.8	139.0	138.8

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Net Revenues
	Three months ended June 30,		Twelve months ended June 30,
	2007	2006	2007	2006
Net revenues:
Investor Communication Solutions	$615.9	$571.1	$1,545.4	$1,391.2
Securities Processing Solutions	127.5	126.3	497.1	476.2
Clearing and Outsourcing Solutions	25.6	22.5	93.8	80.6
Other (a)	0.9	(4.2)	(7.0)	(16.8)
Foreign Exchange	3.8	2.4	8.6	2.1

Total	$773.7	$718.1	$2,137.9	$1,933.3

	Earnings from Continuing Operations before Income Taxes
	Three months ended June 30,		Twelve months ended June 30,
	2007	2006	2007	2006
Earnings from continuing operations before income taxes:
Investor Communication Solutions	$153.4	$139.8	$226.7	$204.9
Securities Processing Solutions	33.1	33.4	139.7	129.7
Clearing and Outsourcing Solutions	(0.6)	(4.2)	(11.9)	(25.0)
Other (a)	(28.5)	(1.3)	(36.4)	(8.0)
Foreign Exchange	1.1	1.1	2.7	1.1

Total	$158.5	$168.8	$320.8	$302.7

(a)	Other includes interest, interest expense and one-time transition expense.

Broadridge Financial Solutions, Inc.

Reconciliation of GAAP to Non-GAAP Measures

Earnings, Margins and Per Share Reconcilation

(In millions except per share and margin data)

(unaudited)

	Three months ended June 30, 2007				Three months ended June 30, 2006
	Earnings from continuing operations before taxes	Pretax margins	Net earnings from continuing operations	Net earnings per diluted share from continuing operations	Earnings from continuing operations before taxes	Pretax margins	Net earnings from continuing operations	Net earnings per diluted share from continuing operations
GAAP basis measures	$158.5	20.5%	$98.7	$0.71	$168.8	23.5%	$100.6	$0.72
Non-GAAP adjustments:
One-time transition expenses	14.0	1.8%	8.7	0.06	—	—	—	—
Interest on new debt	10.4	1.3%	6.6	0.05	—	—	—	—

Total Non-GAAP adjustments	24.4	3.1%	15.3	0.11	—	—	—	—

Non-GAAP measures	$182.9	23.6%	$114.0	$0.82	$168.8	23.5%	$100.6	$0.72

	Twelve months ended June 30, 2007				Twelve months ended June 30, 2006
	Earnings from continuing operations before taxes	Pretax margins	Net earnings from continuing operations	Net earnings per diluted share from continuing operations	Earnings from continuing operations before taxes	Pretax margins	Net earnings from continuing operations	Net earnings per diluted share from continuing operations
GAAP basis measures	$320.8	15.0%	$197.1	$1.42	$302.7	15.7%	$180.5	$1.30
Non-GAAP adjustments:
One-time transition expenses	14.0	0.7%	8.6	0.06	—	—	—	—
Interest on new debt	10.6	0.5%	6.5	0.05	—	—	—	—

Total Non-GAAP adjustments	24.6	1.2%	15.1	0.11	—	—	—	—

Non-GAAP measures	$345.4	16.2%	$212.2	$1.53	$302.7	15.7%	$180.5	$1.30

Broadridge Financial Solutions, Inc.

Intersegment Transfer Price Reconciliation

($ In millions except margin data)

(Unaudited)

	Three months ended June 30		Twelve months ended June 30
	FY’ 07	FY’ 06	FY’ 07	FY’ 06
Investor Communication Solutions
Net revenue as reported	615.9	571.1	1,545.4	1,391.2
Transfer pricing adjustment	—	(1.1)	(2.0)	(4.5)

Net revenue as Adjusted - Non-GAAP	615.9	570.0	1,543.4	1,386.7

EBIT as reported	153.4	139.8	226.7	204.9
Transfer pricing adjustment	—	(0.4)	(0.7)	(1.9)

EBIT as Adjusted - Non-GAAP	153.4	139.4	226.0	203.0

Margin % as reported	24.9%	24.5%	14.7%	14.7%
Margin % as adjusted - Non-GAAP	24.9%	24.5%	14.6%	14.6%
Securities Processing Solutions
Net revenue as reported	127.5	126.3	497.1	476.2
Transfer pricing adjustment	—	(3.2)	(6.0)	(12.4)

Net revenue as Adjusted - Non-GAAP	127.5	123.1	491.1	463.8

EBIT as reported	33.1	33.4	139.7	129.7
Transfer pricing adjustment	—	(2.3)	(4.3)	(8.8)

EBIT as Adjusted - Non GAAP	33.1	31.1	135.4	120.9

Margin % as reported	26.0%	26.4%	28.1%	27.2%
Margin % as adjusted - Non-GAAP	26.0%	25.3%	27.6%	26.1%
Clearing and Outsourcing Solutions
Net revenue as reported	25.6	22.5	93.8	80.6
Transfer pricing adjustment	—	—	—	—

Net revenue as Adjusted - Non-GAAP	25.6	22.5	93.8	80.6

EBIT as reported	(0.6)	(4.2)	(11.9)	(25.0)
Transfer pricing adjustment	—	2.7	5.0	10.7

EBIT as Adjusted - Non-GAAP	(0.6)	(1.5)	(6.9)	(14.3)

Margin % as reported	-2.3%	-18.7%	-12.7%	-31.0%
Margin % as adjusted - Non-GAAP	-2.3%	-6.7%	-7.4%	-17.7%